EXHIBIT 99.2

FREQUENTLY ASKED QUESTIONS

GENERAL QUESTIONS

•                  What is being announced today?

ICC and EasyLink Services Corporation (“EasyLink”) announced that they have signed a definitive merger agreement.

•                  What does signing a definitive agreement mean?

ICC and EasyLink have agreed to the terms under which ICC will acquire EasyLink.

•                  What are the terms of the transaction?

Under the terms of the agreement, ICC will pay $5.80 in cash for each share of EasyLink common stock.

•                  What are the next steps?

The next steps are for ICC and EasyLink to receive SEC, government and stockholder approvals.

•                  Is there a chance that this transaction will not occur?

While both companies expect the transaction to be completed, there is always a possibility that one of the approving bodies might not vote in favor of the transaction.

•                  When do we anticipate the acquisition to close?

We anticipate the acquisition will close in the third quarter of 2007.

•                  What will be the operating status of ICC and EasyLink prior to the anticipated closing of the acquisition?

ICC and EasyLink will continue separate business operations and operate as usual until the acquisition is completed.

EASYLINK QUESTIONS

•                  Who is EasyLink?

EasyLink Services Corporation, headquartered in Piscataway, New Jersey, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically.

•                  What is the impact on the business and customer base of the two companies?

The company which will result from the merger will have a wider and deeper set of products and services to offer its combined 20,000 customers.

•                  What is ICC’s strategic rationale for the acquisition of EasyLink?

With the acquisition of EasyLink, ICC will gain:

-        A team of dedicated and talented employees.

-        Over one million transactions per day from more than 15,000 customers.

-        An integrated suite of document capture and management services, including a market-leading fax-to-EDI capability.

-        A high-performance file transfer service complemented with desktop and enterprise-class software to enable end-to-end management of high-volume file-transfers.

•                  Where can more information about EasyLink be found?

Visiting the ICC web site at www.easylink.com will give additional information on EasyLink and details about their products and services. EasyLink trades on The Nasdaq Capital Market under the symbol EASY.

EMPLOYEE QUESTIONS

•                  What does this mean for the employees of EasyLink?

ICC is excited to welcome the talented employees of EasyLink. They recognize the value EasyLink employees have with industry skills, unique product and operational capabilities, and important customer relationships that will benefit the combined company post-acquisition.

•                  What will be the impact of this acquisition to employees of ICC?

The integration team, with representatives from both companies, will develop a comprehensive integration plan prior to closing. The integration plan will include all aspects of the business such as organizational structure, infrastructure, facilities, and human resources.

•                  How will the benefits of ICC employees be affected?

The benefit plans for the combined company will be evaluated and finalized as part of the integration planning. Once finalized, the benefit plans will be rolled out to all employees through a series of meetings, giving company representatives the opportunity to educate employees and address questions and concerns.

•                  What should employees do now?  What should they do differently?

All employees should continue business as usual. Keep selling prospects and driving new business. Continue delivering high-quality services and providing excellent customer service. Focus on current assignments, including generating revenue and increasing customer satisfaction.

CUSTOMER QUESTIONS

•                  How do we respond to customer questions?

There is no change in our day-to-day customer interactions. Our customers can expect the same high standards we have always provided when servicing them.

•                  Is EasyLink still a competitor?

Until the final documents are signed and the acquisition is complete, ICC and EasyLink will continue to operate as independent companies. Thus, they may compete in some instances.

PRODUCT QUESTIONS

•                  Do you see cross-selling opportunities into the two customer bases?  What synergies will come from this transaction?  Why is this good for customers?

Yes, there are opportunities to cross-sell each others’ services to our customers.  For example, ICC’s customers gain potential new capabilities such as document capture, production messaging, fax-to-email and email to fax and high volume file transfer services. EasyLink customers will also benefit from new offerings.

•                  What overlaps exist in solution, target /industries, customers and geography?

ICC and EasyLink provide a similar EDI and trading community enablement suite of services which was part of the rationale behind this acquisition. So while they share some similar services, both companies have developed some unique and valuable capabilities and features that will continue to be leveraged. The forthcoming integration plan will establish where overlaps exist and how best to integrate the two companies’ offerings to ensure best-of-breed services are made available to both customer bases.